Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of this 12th day of May, 2023 by and between FRICTIONLESS FINANCIAL TECHNOLOGIES, INC., a Delaware corporation (“FFT”) and INNOVATIVE PAYMENT SOLUTIONS, INC., a Nevada corporation (“IPSI”).

RECITALS

WHEREAS, FFT and IPSI entered into that certain Stock Purchase Agreement dated as of June 22, 2021 (the “SPA”); and

WHEREAS, pursuant to the provisions of the SPA, IPSI purchased 150 shares of common stock of FTT (the “FFT Shares”) for $500,000 (the “FFT Shares Purchase Price”), representing ten percent (10%) of the outstanding shares of common stock of FFT; and

WHEREAS, pursuant to the provisions of Section 7.4 of the SPA, IPSI is obligated to issue to FFT a non-restricted non-dilutable 5 year warrant to purchase 30,000,000 shares of IPSI common stock (the “Warrant”); and

WHEREAS, pursuant to Section 7.6 of the SPA, IPSI has been granted the right to acquire an additional 41% of the issued and outstanding shares of common stock of FFT at $300,000 for each 1% of the outstanding FFT Shares issued (the “IPSI Option”); and

WHEREAS, IPSI is the record owner of 765 shares of capital stock of Beyond Fintech, Inc., a Delaware corporation (“Fintech”), constituting 51% of the issued and outstanding shares of capital stock of Fintech (the “Fintech Shares”); and

WHEREAS, FFT and IPSI are parties to that certain SaaS Cloud Hosted Services Enablement Master Services Agreement, dated September 9, 2021 (including its exhibits and attachments, the “SAAS Agreement”), pursuant to which FFT has provided certain information technology, supplier access, billing and rating technology, mobile wallet/debit card enablement, back-office support services, customer service, and consulting services to IPSI (as further defined in the SAAS Agreement, the “Services”) related to IPSI’s IPSIPay® mobile application (“IPSIPay”); and

WHEREAS, as a result of extensive discussions and negotiations between FFT and IPSI, it has been decided that it is in the mutual best interests of both parties to disengage their various ownership interests and designated other rights, with the result that, from and after the Closing Date, the sole relationship between FFT and IPSI, and their respective Affiliates, shall be one where FFT and its Affiliates are strictly providers of Services to IPSI under the SAAS Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

ARTICLE I

RECITALS AND DEFINITIONS

1.1	Recitals. The Recitals set forth above are incorporated herein in their entirety by this reference, and this Agreement shall be interpreted in light thereof.

1.2	Definitions. Each initially-capitalized term used but not defined has the meaning set forth below in this Section 1.2.

“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person. As used in this definition, “control” (including “controlled by’ and “under common control with” ) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and shall be construed as such term is used in the rules promulgated under the Securities Act of 1933.

“Business Day” means any day other than a Saturday or Sunday or any other day on which banks in Boston, Massachusetts or San Francisco, California are permitted or required to be closed.

“Closing Date” means the date on which the Closing actually takes place, but in no event later than May 15, 2023.

“Governmental Entity” means any federal, state or local department, agency or governing or regulatory body or self-regulatory organization (including any stock exchange) in the United States or any foreign country which has jurisdiction over a party hereto or its Affiliate.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, estate, unincorporated association, joint venture or other entity or Governmental Entity.

ARTICLE II

FFT SHARES, THE WARRANT AND THE IPSI OPTION

2.1 Assignment and Transfer of FFT Shares. At the Closing on the Closing Date, and in consideration of the benefits received or to be received by IPSI pursuant to this Agreement, IPSI shall assign and transfer to FFT the FFT Shares free and clear of any and all taxes, charges, impositions, purchase rights, liens, claims, equities, security interests or encumbrances. Such transfer and assignment shall be effectuated by IPSI’s execution and delivery to FFT of an Assignment in the form of Exhibit 1 attached hereto.

2.2 Cancellation of the Warrant. At the Closing on the Closing Date, without the requirement of any action by FFT or any other person or entity, and subject to the performance of the transfer obligation of IPSI set forth in Section 2.1 above, the Warrant and all rights of FTT under the SPA to any warrant or other securities of IPSI or its Affiliates or subsidiaries as provided for in the SPA or otherwise shall be deemed automatically cancelled and terminated in its entirety and of no further force or effect, and such cancellation shall be deemed to be in full payment and consideration for the transfer to FFT of the FFT Shares and further in consideration of the benefits received or to be received by FFT pursuant to this Agreement.

2.3 The IPSI Option. In addition to the cancellation of the Warrant constituting payment and consideration for the FFT Shares, the cancellation of the Warrant is also deemed to constitute full and complete payment and consideration for the cancellation of the IPSI Option. At the Closing on the Closing Date, without the requirement of any action by IPSI or any other person or entity, the IPSI Option shall be deemed automatically cancelled in its entirety and of no further force or effect.

ARTICLE III

THE FINTECH SHARES

3.1 The Fintech Shares. At the Closing on the Closing Date IPSI shall transfer and assign to FFT the Fintech Shares free and clear of any and all taxes, charges, impositions, purchase rights, liens, claims, security interests, equities and encumbrances. The transfer and assignment of the Fintech Shares shall be effectuated by the execution and delivery by IPSI to FFT of an Assignment in the form of Exhibit 1 attached hereto.

3.2 Purchase Price and Method of Payment for the Fintech Shares. The purchase price for the Fintech Shares is $250,000 United States Dollars (the “Fintech Shares Purchase Price”). The Fintech Shares Purchase Price shall not bear interest and shall be paid in the form of a 20% credit against invoices issued by FFT or its Affiliates to IPSI or its Affiliates for work done under the SAAS Agreement between the Closing Date and the 18 month anniversary of the Closing Date (the “Anniversary Date”) until the Fintech Shares Purchase Price is paid in full; provided, however, that FFT may, at any time and in its sole discretion accelerate payment of all or any portion of the Fintech Shares Purchase Price with payments to IPSI in cash. Anything herein to the contrary notwithstanding, if the 20% credits contemplated in this Section 3.2 shall be insufficient to pay the Fintech Shares Purchase Price in full on or before the Anniversary Date, then any unpaid balance of the Fintech Shares Purchase Price as of the Anniversary Date shall be deemed immediately and irrevocably cancelled and forgiven and neither FFT nor any of its Affiliates shall be deemed to have any further obligation with respect thereto.

ARTICLE IV

ADDITIONAL COVENANTS AND AGREEMENTS

4.1 Right to Provide Financing. Effective with the consummation of the Closing on the Closing Date, and without the requirement of any action by FFT, IPSI, or any other Person, Section 7.6.1 of the SPA shall be deemed immediately and irrevocably deleted and of no further force or effect, so that IPSI shall no longer have the right to participate in any future financing activity of FFT.

4.2 Appointment of Director. IPSI acknowledges that, upon the consummation of the Closing on the Closing Date, IPSI shall no longer be the record or beneficial owner of shares of FFT and, as a result thereof, IPSI shall no longer have any right to appoint any individual to serve as its representative on the Board of Directors of FFT pursuant to Section 7.5 of the SPA.

4.3 No Continuing Interest by IPSI or its Affiliates. IPSI, on its own behalf and on behalf of each of its Affiliates and as it relates to any of FFT, Fintech or any of their respective Affiliates, acknowledges and agrees that, upon the consummation of the Closing on the Closing Date, it shall have no claim to, or interest in, any portion of FFT’s, Fintech’s or any of their respective Affiliate’s assets (whether tangible, intangible or mixed), rights, privileges, options, proceeds, or business opportunities in development or operation, and whether currently existing or hereafter arising. IPSI further acknowledges and agrees that, except for FFT’s obligation to pay the purchase price for shares hereunder, or FFT’s obligations to provide Services under the SAAS Agreement, neither FFT nor Fintech, nor any of their respective Affiliates, is obligated to IPSI or any of its Affiliates for any amount, performance or other obligation of any type or description.

4.4 No Continuing Interest by FFT or its Affiliates. FFT, on its own behalf and on behalf of each of its Affiliates and as it relates to any of IPSI or any of its Affiliates, acknowledges and agrees that, upon the consummation of the Closing on the Closing Date, it shall have no claim to, or interest in, any portion of IPSI or its Affiliate’s assets (whether tangible, intangible or mixed), rights, privileges, options, proceeds, or business opportunities in development or operation, and whether currently existing or hereafter arising.

4.5 Release by IPSI and its Affiliates. Except with respect to (a) the payment and performance obligations of FFT set forth in this Agreement or (b) the payment or performance obligations of FFT under the SAAS Agreement or (c) the right to enforce this Agreement or the SAAS Agreement, all of which are expressly not waived or released by this Section 4.5, IPSI, on its own behalf and on behalf of each of its Affiliates, fully and forever waives, releases and discharges FFT and its past and current officers, directors, employees, shareholders, agents and attorneys, from any and all claims, demands, actions, causes of action, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the Closing Date.

4.6 Release by FFT and its Affiliates. Except with respect to (a) the payment and performance obligations of IPSI set forth in this Agreement or (b) the payment or performance obligations of IPSI under the SAAS Agreement or (c) the right to enforce this Agreement or the SAAS Agreement, all of which are expressly not waived or released by this Section 4.6, FFT, on its own behalf and on behalf of its Affiliates, fully and forever waives, releases and discharges IPSI and its past and current officers, directors, employees, agents and attorneys from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, from the beginning of time to the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY IPSI

5.1 Representations and Warranties of IPSI. IPSI hereby makes the following representations and warranties to FFT as of the date hereof and as of the Closing Date as though made at the Closing Date:

5.1.1 Organization. IPSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power and authority to own, lease and operate its assets and properties, and to carry on its business as it is now being conducted.

5.1.2 Power and Authority. IPSI has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IPSI and the consummation by IPSI of the transactions contemplated hereby that are applicable to IPSI have been duly and validly authorized and approved by all necessary corporate action on the part of IPSI, and no other corporate proceedings on the part of IPSI are necessary to authorize and approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by IPSI and, assuming the execution and delivery of this Agreement by FFT, constitutes legal and binding obligations of IPSI, enforceable against IPSI in accordance with its terms.

5.1.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by IPSI does not, and the performance of IPSI’s obligations hereunder will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of IPSI, or (ii) require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for applicable requirements, if any, of the Securities Act of 1933 , as amended, the Securities Exchange Act of 1934, as amended, state securities laws, and the rules and regulations promulgated under each such act or state law.

5.1.4 Ownership of FFT Shares and Fintech Shares. IPSI is the record and beneficial owner of the FFT Shares and the Fintech Shares free and clear of any and all taxes, charges, impositions, purchase rights, liens, claims, security interests, equities or encumbrances.

5.2 Representations and Warranties of FFT. FFT hereby makes the following representations and warranties to IPSI (as regards the Warrant, the FFT Shares and the Fintech Shares):

5.2.1 Organization. FFT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own, lease and operate its assets and properties, and to carry on its business as it is now being conducted.

5.2.2 Power and Authority. FFT has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by FFT of this Agreement and the consummation by FFT of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of FFT, and no other corporate proceedings on the part of FFT are necessary to authorize and approve the execution and delivery of this Agreement by FFT or the consummation by FFT of the transactions contemplated hereby. This Agreement has been duly and validly executed by FFT and, assuming the execution and delivery of this Agreement by IPSI, constitutes legal and binding obligations of FFT, enforceable against FFT in accordance with its terms.

5.2.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement does not, and the performance by FFT of its obligations hereunder will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of FFT or equivalent organizational documents of FFT, or (ii) require any consent, approval, authorization or permit of, or registration, filing with or notification to any Governmental Entity.

5.2.4 Ownership of the Warrant. FFT is the record and beneficial owner of the Warrant free and clear of any and all taxes, charges, impositions, purchase rights, liens, claims, security interests, equities and encumbrances. FFT has not sold, transferred, hypothecated or assigned all or any portion of or any interest in the Warrant.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification of FFT by IPSI. IPSI shall indemnify, defend from any third party claim and hold FFT, as the case may be, harmless from and against any and all losses (including, without limitation, any loss caused by the diminution in value of any asset purchased or acquired by FFT hereunder), damages, liabilities, fees (including, without limitation, expert witness fees, court reporter’s fees and reasonable attorneys’ fees), out of pocket unaffiliated third party costs and expenses FFT shall have suffered, sustained or incurred as a result of, related to or in connection with any breach of representation and warranty by IPSI, or a breach of any covenant or agreement hereunder by IPSI. Any defense of FFT shall be by highly qualified counsel which shall first be approved in writing by FFT. If IPSI shall fail to retain FFT approved counsel within 21 days after the date upon which IPSI receives written notice of a third party claim against FFT, then FFT shall have the right to retain counsel and conduct and control directly the defense against any such third party claim, and IPSI shall remain obligated for the fees, costs and expenses of such counsel pursuant to this indemnification as well as the other obligations imposed by this Section 6.1. No settlement of any third party claim against FFT may be made by IPSI unless (i) it is solely for cash and payable solely by IPSI, and (ii) FFT receives a full general release from the person or entity asserting such third party claim. Any amount owing to FFT by IPSI pursuant to this Section 6.1 shall be payable to FFT within 10 Business Days after the date upon which FFT makes demand therefor in writing, accompanied by a copy of all receipts, invoices and other evidence of obligation or payment reasonably necessary to support such demand for payment. Any amount payable to FFT pursuant to this indemnification which is not paid when due shall bear interest at the rate of 10% per annum until it is paid in full along with any accrued but unpaid interest.

6.2 Indemnification of IPSI by FFT. FFT shall indemnify, defend from any third party claim and hold IPSI, as the case may be, harmless from and against any and all losses, damages, liabilities, fees (including, without limitation, expert witness fees, court reporters’ fees and reasonable attorneys’ fees), unaffiliated third party costs and expenses IPSI shall have suffered, sustained or incurred as a result of, related to or in connection with any breach of representation and warranty by FFT hereunder or any breach by FFT of any covenant or agreement by FFT hereunder. The provisions of Section 6.1 respecting third party claims, the payment of any indemnification obligation and interest upon any unpaid indemnification obligation shall be fully applicable pursuant to this Section 6.2, substituting only IPSI for FFT, where applicable.

ARTICLE VII

CLOSING DELIVERIES

7.1 Closing Deliveries of IPSI. At the Closing on the Closing Date, and as a condition to the effectiveness of the transactions contemplated by this Agreement, IPSI shall deliver to FFT each of the following:

7.1.1 A certificate evidencing the FFT Shares, duly registered in the name of IPSI;

7.1.2 An Assignment of the FFT Shares to FFT, duly executed and dated by an officer of IPSI, in the form of Exhibit 1 attached hereto;

7.1.3 A certificate evidencing the Fintech Shares, duly registered in the name of IPSI,; and

7.1.4. An Assignment of the Fintech Shares to FFT, duly executed and dated by an officer of IPSI, in the form of Exhibit 1 hereto; and

7.1.5 A complete copy of resolutions or unanimous written consent to adopted by the Board of Directors of IPSI authorizing and approving the execution and delivery of this Agreement to FFT and the performance of all of IPSI’s obligations set forth herein, accompanied by a Secretary’s Certificate of IPSI, dated as of the Closing Date and duly executed by the Secretary of IPSI, certifying to FFT that such resolutions were duly adopted by the Board of Directors of IPSI, are in full force and effect on the Closing Date and have not been modified since the date of adoption.

7.2 Closing Deliveries of FFT. At the Closing on the Closing Date, and as a condition to the effectiveness of the transactions contemplated by this Agreement, FFT shall deliver to IPSI a complete copy of resolutions adopted by the Board of Directors of FFT authoring and approving the execution and delivery of this Agreement to IPSI and the performance of all of FFT’s obligations set forth herein, accompanied by a Secretary’s Certificate of FFT, dated as of the Closing Date and duly executed by the Secretary of FFT, certifying to IPSI that such resolutions were duly adopted by the Board of Directors of FFT are in full force and effect on the Closing Date and have not been modified since the date of adoption.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

8.2 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each of IPSI and FFT agrees, at the request of the other party hereto to which an obligation is owed or an agreement or acknowledgement given hereunder, to execute and deliver such additional documents, instruments, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

8.3 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

If to FFT:	Frictionless Financial Technologies, Inc. 50 Milk Street, Floor 16 Boston, MA. 02109 E-mail: s.harake@frictionlessft.com Attention: Chief Executive Officer
with a copy to:	Law Office of Stephen A. Landsman 200 East Randolph Street, Suite 5100 Chicago, Illinois 60601 Facsimile: (312) 233-0063 E-mail: lands@landslawpc.com Attention: Stephen A. Landsman
If to IPSI:	Innovative Payment Solutions, Inc. 56 B 5th Street, Lot 1, #AT Carmel by the Sea, CA. 93921 E-mail: bill@ipsipay.com Attention: William Corbett
with a copy to:	Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Facsimile: (212) 370-7889 E-mail: lrosenbloom@egsllp.com Attention: Lawrence A. Rosenbloom

Notice received by counsel to any party hereto shall not be deemed effective notice to that party hereunder.

8.4 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

8.5 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under applicable law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.6 Entire Agreement. This Agreement, together with all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

8.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

8.8 No Third Party Beneficiaries . Except as provided in Sections 4.6 and 4.7 hereof, which shall be for the benefit of and enforceable by Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of a party hereto, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.9 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the parties affected by such amendment.

8.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

8.12 Submission to Jurisdiction. The parties hereby agree that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort, or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action, or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice, or other document by registered mail to the address set forth in Section 8.3 above shall be effective service of process for any suit, action, or other proceeding brought in any such court.

8.13 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

8.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

8.15 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action, or proceeding against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses, and court costs.

8.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

8.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signature page follows-no further text)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

FFT:

Frictionless Financial Technologies, Inc.

By:	/s/ Sarmad Harake
Name:	Sarmad Harake
Title:	CEO

IPSI:

Innovative Payment Solutions, Inc.

By:	/s/ William Corbett
Name:	William Corbett
Title:	CEO

Exhibit 1

Form of Assignment

ASSIGNMENT OF SHARES

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective immediately the undersigned hereby sells, transfers and assigns to Frictionless Financial Technologies, Inc., a Delaware corporation, __________ shares of common stock in ______________________________, a ________________corporation (“___________”), constituting the undersigned’s entire stock ownership in ____________.

IN WITNESS WHEREOF, the undersigned executes and delivers this Assignment of Shares this ___ day of May, 2023.

INNOVATIVE PAYMENT SOLUTIONS, INC.

By:
Name:
Its (Title):

ACCEPTED BY:

FRICTIONLESS FINANCIAL TECHNOLOGIES, INC.

By:
Name:	Sarmad Harake
Its:	CEO